Exhibit 17.2

July 22, 2005

HCO Board of Directors

8480 E. Orchard Rd. Suite 6600

Greenwood Village, CO 80111

Dear HyperSpace Board:

I hereby voluntarily and without disagreement resign from the HyperSpace Board of Directors effective immediately.

Sincerely,

/s/ Mark Endry
Mark Endry

MAILING ADDRESS: P.O. BOX 355 • CASTLE ROCK, CO • 80104-0355

PHONE: 303-681-0647 • MARK@ENDRY.NET